Ratio of Earnings to Fixed Charges
                      Fisher Scientific International Inc.

                Computation of Ratio of Earnings to Fixed Charges
                              (dollars in millions)


                                                     Pro Forma                                     Years Ended December 31,
                                          -----------------------------                    ----------------------------------------
                                            Nine Months         Year        Nine Months
                                              Ended            Ended          Ended
                                           September 30,    December 31,   September 30,
                                          --------------    -----------   --------------


                                           1998     1997        1997       1998     1997    1997      1996    1995    1994    1993
                                          -----    -----       -----      -----    -----   -----     -----   -----   -----   -----
Earnings:
  Income (Loss)Before Income Taxes        ($51.5)  $42.9       ($11.1)    ($44.9)  $47.5   ($5.1)   $ 67.6   $ 4.3   $62.7   $57.8
  Interest Expense                         70.3     21.7        28.3       63.7     17.1    22.3      26.3    12.5     8.7     7.6
  Amortization of Debt Issue Costs          3.6      0.5         0.7        3.6      0.5     0.7       0.8     2.5     0.3     0.3
  Interest Portion of Rental Expense        5.4      4.6         6.2        5.4      4.6     6.2       5.6     3.5     3.2     3.0
                                          -----    -----       -----      -----    -----   -----    ------   -----   -----   -----
    Total Earnings                         27.8     69.7        24.1       27.8     69.7    24.1     100.3    22.8    74.9    68.7
  Restructuring & Other Charges                                 51.8                        51.8              34.3
  Transaction - related costs              71.0                            71.0
    Total Earnings Before
      Restructuring & Other Charges/
        Transaction Related Costs         $98.8    $69.7       $75.9      $98.8    $69.7   $75.9    $100.3   $57.1   $74.9   $68.7
                                          =====    =====       =====      =====    =====   =====    ======   =====   =====   =====


Fixed Charges:
  Interest Expense                         71.1     22.2        29.0       64.5     17.6    23.0      26.3    12.5     8.7     7.6
  Amortization of Debt Issue Costs          3.6      0.5         0.7        3.6      0.5     0.7       0.8     2.5     0.3     0.3
  Interest Portion of Rental Expense        5.4      4.6         6.2        5.4      4.6     6.2       5.6     3.5     3.2     3.0
                                          =====    =====       =====      =====    =====   =====    ======   =====   =====   =====
    Total Fixed Charges                   $80.1    $27.3       $35.9      $73.5    $22.7   $29.9    $ 32.7   $18.5   $12.2   $10.9
                                          =====    =====       =====      =====    =====   =====    ======   =====   =====   =====


Ratio of Earnings to Fixed Charges          0.3(a)   2.6         0.7(a)     0.4(a)   3.1     0.8(a)    3.1     1.2     6.1     6.3

Ratio of Earnings to Fixed Charges
  Before Restructuring & Other Charges      1.2      2.6         2.1        1.3      3.1     2.5       3.1     3.1     6.1     6.3


(a) Earnings are inadequate to cover fixed charges by $52.3 million, $11.8 million, $45.7 million and $5.8 million, respectively, for the Pro Forma and historical periods ending September 30, 1998 and December 31, 1997.